CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS                   Exhibit (j)(3)


As independent public accountants, we hereby consent to the incorporation by reference of our reports dated January 7, 2000 on our audits of the financial statements and financial highlights of the Firstar Stellar Ohio Tax-Free Money Market Fund, Firstar Stellar Strategic Income Fund, Firstar Stellar Growth Equity Fund, Firstar Stellar Relative Value Fund, Firstar Stellar Science & Technology Fund, and Firstar Stellar International Equity Fund, six of the portfolios constituting the Firstar Stellar Funds, and to all references to our firm included in or made a part of this Form N-1A Registration Statement, Post Effective Amendment No. 45, for Firstar Funds, Inc.


ARTHUR ANDERSEN LLP


Cincinnati, Ohio
September 14, 2000